Exhibit 99.1

SABA PROVIDES SELECTED THIRD QUARTER FISCAL YEAR 2014 FINANCIAL METRICS

New SaaS Bookings Grew 24% Year-Over-Year

Company Anticipates Regaining SEC Compliance During Fourth Calendar Quarter of 2014

Redwood Shores, Calif., April 2, 2014 – Saba (OTC Pink: SABA), a global leader in next-generation cloud solutions for talent management, today provided an update on its business momentum and its progress on the restatement of historical financial results.

“Fundamental to our efforts on the restatement and the determination of timing of revenue recognition, we have established project completion dates for substantially all of our consulting projects over the last seven years and identified related product and project linkages,” said Mark Robinson, CFO, Saba. “With this data intensive work substantially finished, our efforts are now focused on completing the required financial audits with the goal of regaining SEC compliance during the fourth calendar quarter of 2014.”

While the Company is not yet in a position to report detailed financial results for its third quarter of fiscal year 2014, ended February 28, 2014, as a result of its pending restatement of certain historical financial results, the Company is providing the following selected financial metrics that are not expected to be impacted by the restatement:

•	New SaaS bookings (annual contract value) grew 24% in the third quarter of fiscal year 2014 over the third quarter of fiscal year 2013

•	40 new customers were added in third quarter of fiscal year 2014, including Polycom, Toshiba, Great Eastern Life Assurance, Bank of Investment and Development in Vietnam, Polish Ministry of Labor and Social Party, ALS Global, The Guardian Life Insurance Company of America, Siemens Mexico and Lowe’s Mexico

•	SaaS renewal rates were 88% for the first nine months of fiscal year 2014

•	Cash and cash equivalents were $23 million (after payments in the third quarter of fiscal year 2014 of approximately $3 million associated with the accounting review and restatement and approximately $2 million associated with non-recurring and specified items) and total debt was $63 million at February 28, 2014

•	Cash flow from operations was $5 million for the third quarter of fiscal year 2014 (excluding approximately $3 million associated with the accounting review and restatement and approximately $2 million associated with non-recurring and specified items)

With over 20 issued or pending patents, Saba continues to strengthen its leadership as one of the world’s most innovative and unified talent management providers. Saba introduced its Spring 2014 Release, during the third quarter of fiscal year 2014, making Saba Cloud more engaging, intelligent, and extensible. Key innovations across the Saba Cloud Platform include:

•	Learning@Work — improved gamification support to increase engagement

•	Performance@Work — granting users the ability to set and manage their goals directly from any mobile device running apple or android OS

•	Collaboration@Work — introducing real-time web based peer-to-peer video conferencing

•	Recruiting@Work — adding behavioral assessments and introducing the TIM Fit Score to give hiring managers better ways of identifying and ranking their best candidates

•	Architecture and Foundation — making the platform more extensible and engaging by introducing drag and drop integrations to various job boards, talent searches, enterprise applications (Workday, Salesforce.com, etc.), and content providers and providing these services as a turn-key solution

Conference Call

Saba will host a teleconference call and live webcast today, Wednesday, April 2, 2014, commencing at 5:00 p.m. Eastern Time to discuss its business momentum and its progress on the restatement of historical financial results. To join the call, please dial +1.800.230.1074 or +1.612.234.9960. The access code for the conference call is 321490. To listen to the live webcast, please go to the Investor Relations page of the Saba web site at http://investor.saba.com and click on the Live Webcast icon.

A replay of the conference call will be available shortly after its conclusion. The replay dial-in number is +1.800.475.6701 or +1.320.365.3844. The access code for the conference call replay is 321490. The replay can also be accessed from the Investor Relations page of the Saba web site at http://investor.saba.com and will be available through May 2, 2014.

About Saba

Saba is a global leader in next-generation cloud solutions for talent management. The company helps organizations transform the way they work by enabling the continuous learning, engagement and development of everyone in their people network, including employees, partners, and customers. Supporting the new world of work, Saba delivers learning, performance, succession, career development, workforce planning and compensation solutions that incorporate modern technologies such as social, collaboration, mobile and gamification. Saba solutions are based on the Saba Cloud Platform, a highly scalable architecture that exceeds industry scalability, performance, and security standards. The company currently supports over 31 million users from 2,100 customers across 195 countries and in 37 languages. For more information, please visit www.saba.com.

Safe Harbor

This press release contains forward-looking statements within the meaning of the federal securities laws, including, without limitation, the Company’s current progress and timing objectives regarding completion of its accounting restatement and becoming current in its required filings with the SEC, the potential impact of the restatement on the Company’s financial performance and financial statements, the Company’s guidance concerning preliminary financial results and certain other financial and operating metrics for interim periods of fiscal years 2014 and 2013 and the expectation that the financial and operating metrics reported in the press release will not be impacted by the restatement. The actual outcome of such matters could differ materially from those expressed in any forward-looking statements due to, among other things, the Company’s ability to complete the work required for the pending restatement of its financial statements in a timely manner, any additional required adjustments to the Company’s financial statements and/or other factors arising in the restatement process that are not currently known or identified or where the scope of work required or impact of the restatement may be greater than what is currently known or anticipated by the Company and the impact of the restatement on the Company’s sales, operations and financial performance. In addition, Saba faces risks and uncertainties that could affect timing of the completion of its restatement and becoming current with respect to its delayed filings with the SEC including material weaknesses that exist with respect to its internal controls over financial reporting or additional deficiencies in its internal controls over financial reporting that may be identified. Readers should refer to the section entitled “Risk Factors” in the Form 10-K for the fiscal year ended May 31, 2011, and similar disclosures in subsequent reports filed with the SEC. The forward-looking statements and risks stated in this press release are based on information available to Saba today. Saba assumes no obligation to update them.

Contact:

Roy Lobo

Saba

VP of Investor Relations

(650) 696-1610

roylobo@saba.com